Exhibit 14.1

KORRO BIO, INC.

Amended and Restated Code of Business Conduct and Ethics

I.	Purpose and Scope

The Board of Directors of Korro Bio, Inc. (together with its subsidiaries, the “Company”) has adopted this Amended and Restated Code of Business Conduct and Ethics (this “Code”) to aid the Company’s directors, officers, employees and designated agents in making ethical and legal decisions when conducting the Company’s business and performing their day-to-day duties.

The Company’s Board of Directors (the “Board”) or a committee of the Board is responsible for administering the Code. The Board has delegated day-to-day responsibility for administering and interpreting the Code to a Compliance Officer.

The Company expects its directors, officers, employees and designated agents to exercise reasonable judgment when conducting the Company’s business. The Company encourages its directors, officers, employees and designated agents to refer to this Code frequently to ensure that they are acting within both the letter and spirit of this Code. The Company also understands that this Code will not answer every problem you may encounter or address every concern you may have about conducting the Company’s business ethically and legally. In these situations, or if you otherwise have questions or concerns about this Code, the Company encourages you to speak with your supervisor (if applicable) or, if you are uncomfortable doing that, with the Compliance Officer.

The Company’s directors, officers, employees and designated agents generally have other legal and contractual obligations to the Company. This Code is not intended to reduce or limit the other obligations you may have to the Company. Instead, this Code should be viewed as imposing the minimum standards the Company expects from its directors, officers and employees in the conduct of the Company’s business.

II.	Standards of Conduct

A.	Compliance with Laws, Rules and Regulations

The Company requires that all employees, officers, directors and designated agents comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its officers, employees, directors, or any third party doing business on behalf of the Company, it is your responsibility to promptly report the matter to your supervisor or to the Compliance Officer. While it is the Company’s desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. Employees, officers, directors and designated agents shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined that the report was made with knowledge that it was false. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

B.	Conflicts of Interest

The Company recognizes and respects the right of its directors, officers, employees and designated agents to engage in outside activities that they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to the Company or their ability to act in the Company’s best interests. In most, if not all, cases this will mean that our directors, officers and employees must avoid situations that present a potential or actual conflict between their personal interests and the Company’s interests.

A “conflict of interest” occurs when a director’s, officer’s, employee’s or designated agent’s personal interest interferes with the Company’s interests. Conflicts of interest can arise in many situations. For example, conflicts of interest can arise when a director, officer or employee takes an action or has an outside interest, responsibility or obligation that can make it difficult for him or her to perform the responsibilities of his or her position objectively or effectively in the Company’s best interests. Conflicts of interest can also occur when a director, officer, employee or designated agent or his or her immediate family member receives some personal benefit (whether improper or not) as a result of the director’s, officer’s, employee’s or designated agent’s position with the Company. Each individual’s situation is different and in evaluating his or her own situation, a director, officer or employee will have to consider many factors.

Any material transaction, responsibility, obligation, or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer, who may notify the Board or a committee of the Board as he or she deems appropriate. Actual or potential conflicts of interest involving a director or executive officer other than the Compliance Officer should be disclosed directly to the Compliance Officer. Actual or potential conflicts of interest involving the Compliance Officer should be disclosed directly to the Chief Executive Officer.

C.	Insider Trading

Employees, officers, directors and designated agents who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy, which is distributed to employees and is also available from the Compliance Officer.

If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Compliance Officer before making any such purchase or sale.

D.	Confidentiality

Employees, officers, directors and designated agents must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, directors, officers, employees and designated agents should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to directors, officers, employees and designated agents who have a need to know such information to perform their responsibilities for the Company. Directors that are affiliated with our current stockholders may disclose information to such stockholders, subject in all respects to those directors’ duties to the Company and all stockholders under Delaware law as well as those directors’ and affiliates stockholders’ compliance with applicable securities laws and our Insider Trading Policy.

Third parties may ask you for information concerning the Company. Subject to the exceptions noted in the preceding paragraph, employees, officers, directors and designated agents (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and, if appropriate, after a confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons. The Company’s policies with respect to public disclosure of internal matters are described more fully in the Company’s Disclosure Policy, which is available from the Compliance Officer.

You also must abide by any lawful obligations that you have to your former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

E.	Honest and Ethical Conduct and Fair Dealing

Employees, officers, directors and designated agents should endeavor to deal honestly, ethically and fairly with the Company’s suppliers, customers, competitors and employees. Statements regarding the Company’s products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

F.	Protection and Proper Use of Corporate Assets

Employees, officers, directors and designated agents should seek to protect the Company’s assets. Theft, carelessness and waste have a direct impact on the Company’s financial performance. Employees, officers and directors must use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

G.	Corporate Opportunities

Directors, officers, employees and designated agents owe a duty to the Company to advance its legitimate business interests when the opportunity to do so arises. Each employee, officer and director is prohibited from:

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diverting to himself or herself or to others any opportunities that are discovered through the use of the Company’s property or information or as a result of his or her position with the Company unless that opportunity has first been presented to, and rejected by, the Company;

•	using the Company’s property or information or his or her position for improper personal gain; or

•	competing with the Company.

Notwithstanding the foregoing, nothing in this Code will preclude or in any way restrict a member of the Board who is serving as a member of the Board at the request or direction of a venture capital fund or other entity and/or certain of its affiliates from conducting the business of venture capital investing (including, but not limited to, reviewing business plans and other materials containing proprietary information of many enterprises, including enterprises which may have products or services that compete directly or indirectly with those of the Company).

H.	Political Contributions

Business contributions to political campaigns are strictly regulated by federal, state, provincial and local law in the United States and many other jurisdictions. Accordingly, all political contributions proposed to be made with the Company’s funds must be coordinated through and approved by the Compliance Officer. Directors, officers, employees and designated agents may not, without the approval of the Compliance Officer, use any Company funds for political contributions of any kind to any political candidate or holder of any national, state or local government office. Directors, officers, employees and designated agents may make personal contributions, but should not represent that they are making contributions on the Company’s behalf. Specific questions should be directed to the Compliance Officer.

I.	Gifts

Generally, giving or receiving gifts (including discounts, coupons, and other offers not available to the public in general), meals, travel, lodging, or entertainment involving the Company’s external business relationships should:

•	not violate applicable law or the Company’s policies;

•	not constitute a bribe, kickback, or other improper payment;

•	have a valid business purpose;

•	be appropriate as to time, place, value (modest; not lavish or extravagant);

•	be infrequent; and

•	not influence or appear to influence the behavior of the recipient.

J.	Bribes, Kickbacks and Other Improper Payments

The Company does not permit or condone bribes, kickbacks or other improper payments, transfers or receipts. No director, officer, employee or designated agent should offer, give, solicit or receive any money or other item of value for the purpose of obtaining, retaining or directing business or bestowing or receiving any kind of favored treatment.

K.	International Trade Controls

Many countries regulate international trade transactions, such as imports, exports and international financial transactions and prohibit boycotts against countries or firms that may be “blacklisted” by certain groups or countries. The Company’s policy is to comply with these regulations and prohibitions even if compliance may result in the loss of some business opportunities. Employees should learn and understand the extent to which international trade controls apply to transactions conducted by the Company.

L.	Accuracy of Records

Employees, officers, directors and designated agents must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

M.	Quality of Public Disclosures

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

III.	Compliance Procedures

A.	Communication of Code

All current directors, officers, employees and designated agents are being supplied a copy of the Code. Future directors, officers and employees will be supplied a copy of the Code when beginning service at the Company. All directors, officers and employees will be expected to review and sign an acknowledgment regarding the Code on a periodic basis. Updates of the Code, when adopted, will be promptly supplied to directors, officers and employees. Directors, officers and employees also can obtain a copy of the Code by requesting one from the human resources department or by accessing the Company’s website at https://www.korrobio.com/.

B.	Monitoring Compliance and Disciplinary Action

The Company’s management, under the supervision of its Board or a committee of the Board or, in the case of accounting, internal accounting controls, auditing or securities law matters, the Audit Committee, shall take reasonable steps to (i) monitor compliance with the Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

Disciplinary measures for violations of the Code will be determined in the Company’s sole discretion and may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service, and restitution.

The Company’s management shall periodically report to the Board or a committee of the Board on these compliance efforts including, without limitation, alleged violations of the Code and the actions taken with respect to violations.

C.	Communication Channels

Be Proactive. Every director, officer, employee and designated agent is encouraged to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of law, rule or regulation resulting from the conduct of the Company’s business or occurring on the Company’s property. If any director, officer, employee or designated agent believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code or any law, rule or regulation applicable to the Company, he or she is obligated to bring the matter to the attention of the Company. Our Compliance Hotline number is 1-833-257-3374. An online reporting option is: https://www.whistleblowerservices.com/korrobio.

Seeking Guidance. The best starting point for officers or employees seeking advice on ethics-related issues or wishing to report potential violations of the Code will usually be their supervisor. However, if the conduct in question involves an officer’s or employee’s supervisor, if the officer or employee has reported the conduct in question to the supervisor and does not believe that the supervisor has dealt with it properly, or if the officer or employee does not feel comfortable discussing the matter with the supervisor, the officer or employee may raise the matter with the Compliance Officer.

Communication Alternatives. Any officer or employee may communicate with the Compliance Officer, or report potential violations of the Code, by any of the following methods:

•	By e-mail to the Compliance Officer at compliance@korrobio.com (anonymity cannot be maintained);

•	In writing (which can be done anonymously as set forth below under “Anonymity”), addressed to the Compliance Officer, by mail to One Kendall Square, Building 600-700 Suite 6-401, Cambridge, MA 02139;

•	Online at https://www.whistleblowerservices.com/korrobio (which may be done anonymously as set forth below under “Anonymity”); or

•	By phoning and leaving a voicemail. The voicemail can be reached at 1-833-257-3374 and messages can be left anonymously as set forth below under “Anonymity.”

Reporting Accounting and Similar Concerns. Concerns or questions regarding potential violations of the Code, a Company policy or procedure or laws, rules or regulations relating to accounting, internal accounting controls, or auditing or securities law matters will be directed to the Audit Committee of the Board (the “Audit Committee”) or a designee of the Audit Committee in accordance with the procedures established by the Audit Committee for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters. Officers and employees can also communicate directly with the Audit Committee or its designee regarding such matters by the following methods (which can be done anonymously as set forth below under “Anonymity”):

•	By e-mail to the Compliance Officer at compliance@korrobio.com (anonymity cannot be maintained);

•	In writing (which can be done anonymously as set forth below under “Anonymity”), addressed to the Compliance Officer, by mail to One Kendall Square, Building 600-700 Suite 6-401, Cambridge, MA 02139;

•	Online at https://www.whistleblowerservices.com/korrobio (which may be done anonymously as set forth below under “Anonymity”); or

•	By phoning and leaving a voicemail. The voicemail can be reached at 1-833-257-3374 and messages can be left anonymously as set forth below under “Anonymity.”

Cooperation. Employees, officers, directors and designated agents are expected to cooperate with the Company in any investigation of a potential violation of the Code, any other Company policy or procedure, or any law, rule or regulation.

Misuse of Reporting Channels. Employees, officers, directors and designated agents should not use these reporting channels in bad faith or in a false or frivolous manner or to report grievances that do not involve the Code or other ethics-related issues.

Director Communications. In addition to the foregoing methods, a director also can communicate concerns or seek advice with respect to this Code by contacting the Board through its Chair or the Audit Committee.

D.	Anonymity

The Company prefers that officers and employees, when reporting suspected violations of the Code, identify themselves to facilitate the Company’s ability to take steps to address the suspected violation, including conducting an investigation. However, the Company also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

An officer, employee, director or designated agent who wishes to remain anonymous may do so, and the Company will use reasonable efforts to protect confidentiality. If a report is made anonymously, however, the Company may not have sufficient information to investigate or evaluate the allegations. Accordingly, persons who report suspected violations anonymously should provide as much detail as they can to permit the Company to evaluate the allegation and, if it deems appropriate, conduct an investigation.

E.	No Retaliation

The Company forbids any retaliation against an officer or employee who, acting in good faith on the basis of a reasonable belief, reports suspected misconduct. Specifically, the Company will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against, such an officer or employee. Anyone who participates in any such conduct is subject to disciplinary action, including termination.

IV.	Waivers and Amendments

No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes, without limitation, the Company’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board or, if permitted, the Audit Committee, and (ii) if required, the waiver is promptly disclosed to the Company’s securityholders in accordance with applicable U.S. securities laws and the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

Any waivers of the Code for other employees may be made by the Compliance Officer, the Board or, if permitted, the Audit Committee.

All amendments to the Code must be approved by the Board and, if required, must be promptly disclosed to the Company’s securityholders in accordance with United States securities laws and Nasdaq rules and regulations.

Adopted November 3, 2023